Exhibit 10.6

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (“Sublease”), is made by and between United Fire & Casualty Company, an Iowa corporation doing business as United Fire Group (“Sublandlord”) and FibroBiologics, Inc., a Delaware corporation (“Subtenant”), and shall be effective as of the date set forth below Landlord’s signature (“Effective Date”). Sublandlord and Subtenant collectively shall be referred to herein as “Parties”, and individually as a “Party.”

W I T N E S S E T H

WHEREAS, Sublandlord is the Tenant under that certain Lease Agreement dated April 9, 2013, as amended by that certain First Amendment to Lease Agreement dated November 22, 2019 and that certain Assignment and Assumption of Lease dated January 1, 2020 (together, the “Master Lease”), a full and complete copy of which is attached hereto as Exhibit “A”, pursuant to which Tenant leased from Galaxy II Leasing, LLC, predecessor-by-assignment to Galaxy Feathercraft, LLC (“Landlord”) approximately 46,068 rentable square feet of office space on the third and fourth floors (the “Premises”) of the building located at 455 E. Medical Center Boulevard, Webster, County of Harris, Texas 77598 (the “Building”);

WHEREAS, Subtenant desires to lease from Sublandlord a portion of the Premises upon the terms and conditions set forth in this Sublease; and

WHEREAS, Landlord joins in the execution of this Sublease solely to evidence their consent to such sublease.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublandlord and Subtenant agree as follows:

1. Subleased Premises. Pursuant to this Sublease, Sublandlord hereby subleases to Subtenant, and Subtenant hereby accepts and leases from Sublandlord, a portion of the Premises consisting of approximately 23,034 rentable square feet of office space on the third (3rd) floor of the Building (the “Subleased Premises”). Subtenant will have the right to use up to ninety-seven (97) unreserved parking spaces and five (5) reserved, covered parking spaces (numbered 29-33) at the same cost payable by Sublandlord under the terms of the Master Lease. Subtenant will also have the right to lease up to an additional thirty (30) reserved spaces, depending on availability, directly with Landlord at the same cost as provided to Tenant under the terms of the Master Lease.

2. Sublease Term. The term of this Sublease shall commence on the Effective Date and expire on November 30, 2027 (the “Sublease Term”), unless otherwise agreed to by the Parties in writing. Notwithstanding anything herein to the contrary, the Sublease Term shall in no event extend beyond the expiration or earlier termination of the Lease.

3. Use. The Subleased Premises shall be used only for general commercial office purposes, and all other incidental purposes in connection therewith. Subtenant’s request to Sublandlord for any additional permitted use category not contained herein shall not be unreasonably withheld or delayed so long as the use is permitted under the terms of the Master Lease. Subtenant shall comply with all laws, ordinances, rules and regulations governing such use, whether the same are issued by a governmental or quasi-governmental agency or by Landlord for the health, safety or well-being of the tenants in the Building. Notwithstanding the foregoing, Subtenant will not at any time during the term of this Sublease use the Subleased Premises for a use not permitted by the terms of the Master Lease.

1

4. Sublease Rent and Additional Rent. Commencing on the Effective Date through the end of the Sublease Term, Subtenant agrees to pay to Sublandlord as rent for the Subleased Premises Monthly Base Rent as follows:

Figure 4.1

Period (Base Year September 2022)	Base Rent Per Sq. Ft. Per Year	Monthly Base Rent
Lease Commencement Date* – Month 12	$22.00/RSF Gross	$42,229.00
Month 13* – Month 24	$22.50/RSF Gross	$43,188.75
Month 25* – Month 36	$23.00/RSF Gross	$44,148.50
Month 37* - Month 48	$23.50/RSF Gross	$45,108.25
Month 49 – Month 60	$24.00/RSF Gross	$46,068.00
Month 61 – November 30, 2027	$24.50/RSF Gross	$47,027.75

*The first Monthly Base Rent payment of every year for the first 4 years shall be abated as the repayment of security deposit such that no Monthly Base Rent payment is due for Months 1, 13, 25 or 37.

Monthly Base Rent shall be paid to Sublandlord on the first day of each calendar month during the Sublease Term commencing on the Effective Date. In addition to Base Monthly Rent, commencing January 1, 2023, Subtenant shall pay to Sublandlord as additional rent Subtenant’s proportionate share of Operating Expenses for each year of this Sublease that exceed Operating Expenses for the base year 2022 (the “Base Year”). By way of example, if the Operating Expenses for the Building for 2023 or any subsequent year exceed Operating Expenses for the Building for the Base Year, then Subtenant shall pay to Sublandlord the difference in the annualized cost per rentable square foot multiplied by 23,034 rentable square feet.

Subtenant has agreed to make an initial security deposit to Sublandlord in the amount of One Hundred Seventy- Four Thousand Six Hundred Seventy-Four Dollars and 50/100 ($174,674.50) due by the Effective Date. The security deposit constitutes a prepayment of rent for months (1), (13), (25) and (37) when the rent escalates (each, a “Security Deposit Refund Month”) . In accordance with Figure 4.1 above, provided that no rent shall be paid on those months, a refund of the security deposit shall not be owed at the end of the Sublease Term.

5. Assumption of Obligations. Except as otherwise expressly set forth herein, the terms and conditions of the Lease are hereby incorporated in this Sublease by reference and shall apply as though set forth at length in this Sublease. Subtenant hereby assumes and agrees to perform all obligations of Sublandlord as tenant under the Lease to the extent same apply to the Subleased Premises, and Subtenant agrees to abide by and comply with all of the terms and conditions of the Lease which are to be observed or performed during the Sublease Term by Sublandlord as tenant thereunder, to the extent the same apply to the Subleased Premises, unless otherwise provided for in this Sublease. Subtenant hereby acknowledges that Subtenant has read and is familiar with the terms and conditions of the Lease.

6. Condition of the Subleased Premises. On the Effective Date, Subtenant shall accept the Subleased Premises and the business personal property located therein (“Existing Personalty”) in “as is” “where is” condition, and with all such Existing Personalty to remain in the Subleased Premises at the end of the Sublease Term. Throughout the Sublease Term, Subtenant shall maintain the Subleased Premises and such Existing Personalty in its condition as of the Effective Date, ordinary wear and tear excepted. At the end of the Sublease Term, if Subtenant is not in default of the Sublease at the end of the Term, Subtenant shall have the right to purchase from Sublandlord the following items upon the execution of a furniture conveyance and bill of sale for Existing Personalty and the exchange of consideration in the amount of Ten Dollars 00/100 ($10.00): all workstations, private office furniture, ancillary furniture and AV equipment existing in the Subleased Premises on the Effective Date. Prior to the Effective Date, Sublandlord shall remove the following from the Subleased Premises: 2 high top tables, 4 bar stools, 2 seated height tables, 8 chairs, 2 filing cabinets, and proprietary artwork. All workstations, private office furniture, ancillary furniture and AV equipment existing in the Subleased Premises on the Effective Date shall remain in, on or affixed to Subleased Premises, at Subtenant’s discretion.

7. Surrender. Upon the expiration or earlier termination of this Sublease, Subtenant shall remove all of its trade fixtures and personal property and surrender possession of the Subleased Premises, the Existing Personalty (if purchased) and all other all improvements and property located therein, in good order and repair, in as good condition as on the Effective Date, normal wear and tear excepted, and deliver to Sublandlord all keys and/or access cards furnished to Subtenant by either Sublandlord or Landlord and under any hold over period, Subtenant shall be deemed a tenant at sufferance

2

8. Attornment. In the event of a cancellation or termination of the Lease prior to the expiration date thereof and prior to the expiration date of this Sublease, or in the event of the surrender, whether voluntary, involuntary or by operation of law, or of the Lease, Subtenant shall, at the option of Landlord, make full and complete attornment to Landlord of the Subleased Premises for the remainder of the Sublease Term, to the extent the same apply to the Subleased Premises, upon the same covenants and conditions that are contained in this Sublease in order to establish direct privity of estate and contract between Landlord and Subtenant and with the same force and effect as though this Sublease was originally made directly between Landlord and Subtenant; provided, however, that in such event, notwithstanding the terms of this Sublease to the contrary, Subtenant will be responsible for paying to Landlord Monthly Base Rent and Subtenant’s share of Operating Expenses for the Security Deposit Refund Months occurring from and after the date of such attornment. Subtenant and Sublandlord acknowledge and agree that upon written notification from Landlord, Subtenant shall pay all base rent and additional rent then due and owing directly to Landlord. To the extent of any conflict between the terms of this Sublease and the terms of the Lease, Landlord shall be bound only to the extent set forth in the express terms of the Lease. Landlord shall not be liable for any defaults on the part of Sublandlord or any offsets, claims, defenses, abatements or other concession to which Subtenant may be entitled against the Sublandlord under this Sublease.

9. Limitation of Liability and Indemnity.

a.	Subtenant agrees that it will indemnify and hold harmless Sublandlord and Landlord and their respective members, managers, partners, officers, directors, shareholders, employees and agents of, from and against all suits, claims, and actions of every kind to the extent resulting from a breach, violation, or nonperformance of any term or condition required to be performed by Subtenant under this Sublease or resulting from a breach of the Master Lease caused by Subtenant’s breach of this Sublease..
b.	Sublandlord agrees that it will indemnify and hold harmless Subtenant and its respective members, managers, partners, officers, directors, shareholders, employees and agents of, from and against all suits, claims, and actions of every kind to the extent resulting from a breach, violation, or nonperformance of any term or condition required to be performed by Sublandlord under this Sublease or resulting from a breach of the Master Lease caused by Sublandlord’s breach of this Sublease or the Master Lease.
c.	Additionally, Sublandlord and Subtenant each hereby waive any and all rights of recovery, claim, action or cross action, against the other and against Landlord, its members, managers, partners, agents, directors, shareholders, officers, employees, and agents for loss or damage that may occur to the Subleased Premises, or any improvements therein, or the Building, or any personal property of such Party therein, by reason of any cause that could be insured against under standard fire and extended coverage insurance policies or liability insurance, regardless of cause of origin, including negligence of the other Party or Landlord, or its respective partners, agents, directors, shareholders, officers or employees. In this regard, Sublandlord and Subtenant covenant that no insurer shall hold any right of subrogation against such Parties.
d.	Under no circumstances shall either Sublandlord or Subtenant be liable to the other under any theory of tort, contract, strict liability or other legal or equitable theory for any punitive, special, incidental, indirect or consequential damages, each of which is excluded by agreement of the parties regardless of whether or not any of the parties have been advised of the possibility of such damages; provided, however, that a Party that is obligated to indemnify another Party hereunder will be responsible for all damages, costs and liabilities (even if those include special, incidental, indirect, punitive or consequential damages incurred by the Party being indemnified).

10. Assignment and Subletting. Subtenant shall not assign or sublease all or any portion of the Subleased Premises to any other party without obtaining the prior written consent of Sublandlord, which consent may be granted or withheld by Sublandlord at its sole discretion in the event the Landlord withholds consent under Article 13 of the Master Lease, but otherwise consent shall not be unreasonably withheld, conditioned or delayed by Sublandlord. In the event that Subtenant attempts or purports to assign or sublease all or a part of the Subleased Premises to, or allow occupancy of any portion of the Subleased Premises by, any other party in violation of the terms of this section, such action shall constitute a default under the terms of this Sublease, entitling Sublandlord to exercise all remedies provided at law, in equity or under the Master Lease. Notwithstanding any assignment or subletting, Subtenant shall not be relieved of its obligations hereunder and a consent to one assignment or subletting shall not constitute a further waiver of the provisions of this Section.

3

11. Additional Covenants.

a.	This Sublease shall be subject to and subordinate at all times to the Lease and all encumbrances and other matters affecting the Building and the land on which the Building is situated and to all the covenants and agreements of the Lease, and Subtenant shall not do, permit or suffer anything to be done in or in connection with Subtenant’s use or occupancy of the Subleased Premises that would violate any of such covenants and agreements.

b.	Landlord shall not be responsible for any obligations of Sublandlord under this Sublease and shall not be bound for any additional obligations beyond those expressly set forth in the Lease.

c.	Sublandlord shall remain fully liable for all obligations of the “Tenant” under the Master Lease. Sublandlord shall not take any action that would terminate the Master Lease or cause a default on behalf of the “Tenant” under the Master Lease. Sublandlord agrees to give Subtenant immediate notice of any default by Landlord and/or Sublandlord under the Master Lease.

d.	There are no other agreements or understandings, whether written or oral, between Sublandlord and Subtenant with respect to Subtenant’s use and occupancy of the Subleased Premises or any property of Sublandlord located therein, and there is no compensation or consideration payable or to become due and payable to Sublandlord or any affiliate of Sublandlord in connection with this Sublease other than as expressly set forth in this Sublease.

e.	Subtenant shall be obligated to obtain Landlord’s and Sublandlord’s consent with respect to all matters for which Sublandlord is obligated to obtain Landlord’s consent under the Lease, including, without limitation, consent to any modifications, alterations, or additions to the leasehold improvements in the Subleased Premises.

f.	Any default by Landlord under the Master Lease shall not excuse the performance of the obligations of Subtenant under this Sublease, unless any such obligations of Subtenant are excused under the Master Lease.

g.	Sublandlord and Subtenant each represent to the other that they have dealt with no real estate brokers, finders, agents or salesmen (collectively, the “Brokers”), in connection with this transaction, other than Newmark and Featherwood Capital, LLC, which will each be paid by Sublandlord pursuant to separate commission agreements. Each Party agrees to hold the other Party harmless from and against all claims for brokerage commissions, finder’s fees or other compensation made by any other agent, broker, salesman or finder as a consequence of such Party’s actions or dealings with such agent, broker, salesman, or finder.

h.	Parties shall be responsible for each’s own respective reasonable attorneys’ fees and costs incurred in connection with this Sublease and obtaining Landlord’s consent thereof.

i.	Sublandlord shall disconnect its security cameras within the Subleased Premises.

12. Maintenance of Subleased Premises. Subtenant must maintain the Subleased Premises in good repair and condition and in all respects in compliance with all obligations of Sublandlord as “Tenant” under the Master Lease.

4

13. Insurance. Subtenant will insure the Subleased Premises to the same extent that and will procure and maintain such other insurance in connection therewith as Sublandlord is required to maintain under the Master Lease and will comply with the other insurance requirements set forth in the Master Lease which are applicable to Sublandlord. It is agreed that any and all insurance required to be maintained by Sublandlord pursuant to the terms of the Master Lease (as incorporated herein and assumed by Subtenant hereunder) must: (i) name Landlord and Sublandlord, and each leasehold mortgagee holding a leasehold mortgage on this Sublease or the Subleased Premises or any part thereof, as additional loss payees with respect to all insurance; (ii) contain waivers of subrogation applicable to Sublandlord, each aforesaid mortgagee and Landlord; (iii) include a standard mortgage clause in favor of each aforesaid mortgagee; (iv) name Sublandlord, each aforesaid mortgagee, and Landlord as additional insureds with respect to liability insurance; and (v) require at least thirty (30) days’ advance written notice to Sublandlord, Landlord, and any applicable mortgagee prior to the cancellation or modification of any such insurance. All insurance policies required to be procured and maintained by Subtenant hereunder must be written by insurance companies reasonably satisfactory to Sublandlord and Landlord. True, correct and complete copies of all such insurance policies (or certificates thereof) in form and content reasonable satisfactory to Sublandlord and Landlord hereunder have been obtained and paid for, must be provided to Sublandlord, Landlord and any applicable mortgagees concurrently with the execution of this Sublease and thereafter at least thirty (30) days prior to the expiration date of any then-existing policies. Any proceeds received under such insurance shall be applied as provided in the Lease.

14. Alterations of Subleased Premises. Subtenant shall not make any improvements to or alterations of the Subleased Premises, without the prior written consent of Sublandlord or Landlord.

15. Signage. Sublandlord will request from Landlord that Subtenant shall be entitled to have signage placed on the building monument sign and in the building lobby directory at Subtenant’s sole cost and expense.

16. No Material Default. Sublandlord represents and warrants to Subtenant that Sublandlord is not in default under any term, covenant or obligation under the Master Lease.

17. Miscellaneous. This Sublease shall be governed by the laws of the State of Texas and in the event any legal action is filed to enforce this Sublease, the prevailing Party shall be entitled to recover reasonable attorneys’ fees, court costs, and other expenses incidental and necessary to the enforcement of this Sublease. Time is of the essence. This Sublease represents the entire agreement between the Parties and may not be modified or amended without the prior written consent of each of Subtenant, Sublandlord and Landlord.

18. Default by Subtenant. Defaults by Subtenant are (a) failing to timely pay rent or additional rent within five (5) business days after written notice from Sublandlord advising of such failure, or (b) failing to comply with any provision of the Master Lease or Sublease (other than the monetary defaults set forth in (a) above) within thirty (30) days after written notice from Sublandlord advising of such failure (or such longer period if the default is of a nature that it cannot be cured within 30 days and Subtenant commences cure within such 30-day period and diligently pursues curing the default) (other than failing to vacate the Subleased Premises at the end of the Term, which requires no notice or opportunity to cure).

19. Remedies.

(a) Upon the occurrence of any event of default by Subtenant, if not timely cured after notice as provided for in Section 18 hereof, Sublandlord shall have the right, without any notice or demand whatsoever, to (i) terminate this Sublease by giving Subtenant notice of Sublandlord’s election to do so, in which event, the term of this Sublease shall end and all of Subtenant’s rights and interests shall expire on the date stated in such notice; (ii) intentionally deleted; (iii) pursue any other remedy available to Sublandlord at law, in equity, or otherwise; or (iv) pursue any remedies available to Landlord upon a default by “Tenant” under the Master Lease. All Sublandlord remedies shall be cumulative and not exclusive.

5

(b) In the event that Sublandlord terminates this Sublease, Sublandlord shall be entitled to recover (i) the sum of all rent payable hereunder and other indebtedness accrued to the date of such termination, plus (ii) the cost of recovering possession of the Subleased Premises, (iii) the cost of reletting the Subleased Premises, or portions thereof (including, without limitation, legal fees and brokerage commissions); and (iv) the cost of repairs, alterations, improvements necessary to return the Subleased Premises to the same condition as received by Subtenant. [Items (ii) through (iv) in this paragraph are defined as the “Recovery Costs”]. In addition, Sublandlord shall be entitled to, subject to Sublandlord’s duty to mitigate by pursuing a reletting in good faith, recover a sum equal to the difference between (x) the total rent due under this Sublease for the remainder of the Term and (y) the then fair market rental value of the Subleased Premises during such period, discounted to present value at the lesser of (A) the “prime rate” per annum as published in the Wall Street Journal on the date of termination of this Sublease, or (B) five percent (5%) per annum (“Discounted Future Rent”). Subtenant agrees that Sublandlord may file suit to recover any sums due to Sublandlord hereunder from time to time and that such suit or recovery of any amount due Sublandlord hereunder shall not be any defense to any subsequent action brought for any amount not therefore reduced to judgment in favor of Sublandlord.

(c) Intentionally Deleted.

(d) In the event Subtenant fails to pay any installment of rent or any other monetary obligation contained herein or in the Master Lease as and when such installment is due, Subtenant shall pay to Sublandlord on demand a late charge in an amount equal to five percent (5%) of such installment; and the failure to pay such late charge within five (5) business days after written demand therefor shall be an event of default hereunder. The provision for such late charge shall be in addition to all of Sublandlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limited Sublandlord’s remedies in any manner.

(e) Forbearance by Sublandlord to enforce one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such event of default. If, on account of any breach or default by Subtenant in its obligations under the terms and conditions of this Sublease, it shall become necessary or appropriate for the Sublandlord to employ an attorney concerning or to enforce or defend any of the Sublandlord’s rights or remedies hereunder, Subtenant agrees to pay any reasonable attorney’s fees incurred by the Sublandlord. If, on account of any breach or default by Sublandlord in its obligations under the terms and conditions of this Sublease, it shall become necessary or appropriate for the Subtenant to employ an attorney concerning or to enforce or defend any of the Subtenant’s rights or remedies hereunder, Sublandlord agrees to pay any reasonable attorney’s fees incurred by the Subtenant should Subtenant be the prevailing party in an action to enforce Subtenant’s rights.

(f) Subtenant hereby grants to Sublandlord a security interest to secure payment of all rent and other sums of money becoming due hereunder from Subtenant, upon all goods, wares, equipment, fixtures, furniture and other personal property of Subtenant situated in or upon the Subleased Premises, together with the proceeds from the sale or lease thereof. Such property shall not be removed without the consent of Sublandlord until all arrearages in rent and other sums of money then due to Sublandlord hereunder shall first have been paid and discharged. Subtenant authorizes Sublandlord to file in the applicable records such financing statements as may be required or deemed appropriate by Sublandlord to evidence and/or perfect such security interest. Any statutory lien for rent is not hereby waived, the security interest herein granted being in addition and supplementary thereto. The foregoing notwithstanding, Sublandlord understands and agrees that Sublandlord’s security interest will be subordinated to any existing or subsequent lender of Subtenant in the ordinary course of business who perfects a security interest in these assets of Subtenant and Sublandlord agrees, if requested by Subtenant’s lender, to execute a formal subordination agreement with Subtenant’s lender in a form reasonably acceptable to Sublandlord.

(g) In the event that Subtenant believes that Sublandlord has defaulted on its obligations under this Sublease, Subtenant will provide notice of such default to Sublandlord, and Sublandlord shall have thirty (30) days (or such longer period if the default is of a nature that it cannot be cured within 30 days and Sublandlord commences cure within such 30-day period and diligently pursues curing the default) to cure the default.

20. Recording. Neither this Sublease nor any memorandum of this Sublease may be recorded.

21. Landlord Consent. This Sublease and Sublandlord’s and Subtenant’s obligations hereunder are conditioned upon the written consent of Landlord. Promptly after the execution and delivery of this Sublease, Sublandlord shall submit this Sublease to Landlord for its consent.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

6

SUBLANDLORD:		SUBTENANT:

United Fire & Casualty Company, an Iowa corporation doing business as United Fire Group		FibroBiologics, Inc., a Delaware corporation

By:	/s/ Sarah Madsen	By:	/s/ Pete O’Heeron
Name:	Sarah Madsen	Name:	Pete O’Heeron
Title:	VP, Chief Legal Officer & Corporate Secretary	Title:	CEO

Landlord joins in the execution of this Sublease solely to evidence its consent to the foregoing Sublease of the Subleased Premises to Subtenant pursuant to the terms of this Sublease. Such consent does not release Sublandlord of any liability under the Master Lease.

LANDLORD:

GALAXY FEATHERCRAFT, LLC,

a Texas limited liability company

By: ____________________________________________
Name: __________________________________________
Title: ___________________________________________
Dated: _________________________, 2022

7